Good Hill Partners LP

CODE OF ETHICS

&

PERSONAL TRADING POLICY

Revised: November 4, 2013

Proprietary Information and Confidential - For Internal Use Only

Good Hill Partners LP

Code of Ethics & Personal Trading Policy

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1.	INTRODUCTION AND OVERVIEW

Good Hill Partners LP (“Good Hill”), a Securities and Exchange Commission (“SEC”) registered investment adviser, currently provides investment management services to privately offered investment funds (the “Fund(s)”) and separate managed accounts (“SMA’s”). Each partner, officer, director (or other person occupying a similar status or performing similar function) or employee of Good Hill, or other person who provides investment advice on behalf of Good Hill and is subject to the supervision and control of Good Hill (a “Supervised Person”)1 owes a fiduciary duty to their clients.2 Accordingly, Supervised Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of clients. This “Good Hill Partners LP Code of Ethics”, (the “Code of Ethics”) has been adopted by Good Hill in accordance with Rule 204A-1 and Rule 204-2 under the Investment Advisers Act of 1940 (the “Advisers Act”). The Code of Ethics has also been adopted by Good Hill in the context as a sub-adviser to Investment Companies under Rule 17j-1 of the Investment Company Act of 1940. Supervised Persons of Good Hill (each, a “Supervised Person”) shall be subject to the Code of Ethics which includes policies and procedures with respect to the personal trading of Supervised Persons.

It is imperative that each Supervised Person reads, understands and adheres to the policies and procedures set forth in Good Hill’s compliance policies and procedures manual (the “Compliance Manual”) and this Code of Ethics. Failure to do so may result in disciplinary action by Good Hill, which may range from a letter of reprimand to termination of employment.

This Code of Ethics is subject to modification and further development from time to time. Good Hill, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Code of Ethics, at any time without prior notice. Good Hill will endeavor to promptly inform its employees of any relevant changes. Good Hill has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.

2.	GENERAL STANDARDS OF BUSINESS CONDUCT

Each Good Hill Supervised Person owes a fiduciary duty to their clients. Each Good Hill Supervised Person wholly adopts and accepts his duty as a fiduciary to render professional, continuous and unbiased investment service. Fundamental to that duty is that: (i) all Supervised

[1]	“Supervised Person(s)” means: (i) directors, officers, and partners of Good Hill (or other persons occupying a similar status or performing similar functions); (ii) any employee of Good Hill; or (iii) any other person who provides advice on behalf of Good Hill and is subject to Good Hill’s supervision and control.
[2]	The term “clients”refers to Good Hill’s private investment funds (pooled vehicles) (“Fund(s)”) and separate managed account clients (each, an “SMA”) and investment companies under a sub-advisory relationship with Good Hill (“Investment Company”). The term “investors” refers to the limited partners of the Funds and the SMA clients.

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Persons have knowledge of and adhere to the federal securities laws governing the financial services industry; (ii) all personal transactions be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of a position of trust and responsibility; (iii) all clients be treated fairly and equitably; and, (iv) all client information be protected.

Good Hill is committed to conducting its investment advisory business in accordance with the highest legal and ethical standards in furtherance of the interests of its clients and in a manner that is consistent with all applicable laws, rules and regulations. It is the responsibility of each of Good Hill’s partners, officers and employees to act at all times in a manner consistent with this commitment.

2.1	General Policy

All Supervised Persons subject to this Code of Ethics must observe all standards of this Code of Ethics including the following:

•	Place Client interests ahead of Good Hill’s interests – As a fiduciary, Good Hill must serve its clients’ best interests. In other words, Good Hill employees may not benefit at the expense of clients. This concept is particularly relevant when employees are making personal investments in securities traded by Good Hill’s clients.

•	Engage in personal investing that is in full compliance with the Code of Ethics – Employees must review and abide by Good Hill’s Personal Securities Transaction and Insider Trading Policies as provided below.

•	Avoid taking advantage of the employee’s position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Good Hill, or on behalf of a client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.

•	Maintain full compliance with the federal securities laws[3] – It is Good Hill’s policy that employees must abide by the standards set forth in Rule 204A-1 (the “code of ethics rule”) for registered investment advisers under the Advisers Act.

Any questions with respect to Good Hill’s Code of Ethics should be directed to the Chief Compliance Officer (the “Chief Compliance Officer”). As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

[3]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to Funds and investment advisers, and any rules adopted hereunder by the SEC or the Department of the Treasury.

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2.2	Guiding Principles and Standards of Conduct

All employees and members of Good Hill, and consultants closely associated with Good Hill, will act with competence, dignity and integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that Good Hill expects from its employees and consultants:

•	act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	place the integrity of the investment profession, the interests of clients, and the interests of Good Hill above one’s own personal interests;

•	adhere to the fundamental standard that the employee or consultant should not take inappropriate advantage of his position;

•	conduct all personal securities transactions in a manner consistent with this policy;

•	use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession;

•	promote the integrity of, and uphold the rules governing, capital markets;

•	maintain and improve his professional competence and strive to maintain and improve the competence of other investment professionals; and

•	comply with applicable provisions of the federal securities laws.

2.3	Sub-Advisory Compliance Requirements and Certifications to Investment Companies

Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”) requires each registered investment company to adopt written policies and procedures reasonably designed to prevent the investment company from violating federal securities laws, including policies and procedures that provide for the oversight of compliance by each investment adviser and sub-adviser of the Investment Company.

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Good Hill as a sub-adviser to Investment Companies is required to comply with their existing compliance policies and procedures and be subject to reporting obligations and periodic certifications. As an SEC registered investment adviser, Good Hill’s compliance policies and procedures including the Code of Ethics are designed to comply with these requirements. Additionally, Good Hill will:

•	provide a copy of the Code of Ethics and changes thereof to the Investment Company’s Chief Compliance Officer and the Board of Directors when requested;

•	provide a copy, with reasonable notice, of any material changes to the Code of Ethics; and

•	provide periodic certifications and reports to the Investment Company regarding the Code of Ethics and any violations thereof as requested.

3.	PERSONAL SECURITIES TRANSACTIONS, REPORTING AND CERTIFICATIONS

Each newly hired Supervised Person will be provided with a copy of the Code of Ethics upon commencement of employment. As a condition of employment, each Supervised Person who is deemed as an Access Person4 will also be required to provide all necessary information regarding current security holdings, transactions and other private investment holdings where they have beneficial ownership. Good Hill takes the position that all employees who are Supervised Persons are also deemed as Access Persons.

3.1	Reportable Securities

Good Hill will regard the following as reportable securities (“Reportable Securities”) for purposes of complying with this policy: any note, stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. In addition, shares issued in exchange-traded funds (whether or not organized as unit investment trusts) are considered Reportable Securities.

For the purposes of this policy, commodities, futures and options traded on a commodities exchange, including currency futures are also considered securities as well as futures and options on any group or index of securities.

3.2	Exempt Securities

Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, shares of open-end mutual fund companies and unit investment trusts are exempt securities (“Exempt Securities”) and as such, are not required to be reported by employees under the Personal Securities Transaction Policy.

[4]	“Access Person(s)” means: (i) a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any portfolio or account; or (ii) a Supervised Person who is involved in making securities recommendations to clients on behalf of Good Hill (including Portfolio Managers, Supervisory Personnel, Operational Personnel, Sales Assistants, Administrators, Traders, Analysts and any other persons who may have access to such recommendations), or has access to such recommendations that are nonpublic.

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3.3	Beneficial Ownership

Employees are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	securities held by members of employees’ immediate family sharing the same household. Immediate family means any relative, spouse or significant other, or relative of the spouse or significant other of an employee;

•	an employee’s interest as a general partner in securities held by a general or limited partnership; and

•	an employee’s interest as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	ownership of securities as a trustee where either the employee or members of their immediate family have a vested interest in the principal or income of the trust;

•	ownership of a vested beneficial interest in a trust; and

•	an employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

3.4	Initial and Annual Holdings Report and Certification of Compliance

Initial Holdings Report and Certification

All employees will certify in writing, on the “Initial Securities Holdings Report and Certification” attached as Appendix A, that they have: (i) received a copy of the Code of Ethics; (ii) read and understand all provisions of the Code of Ethics; and (iii) agreed to comply with the terms of the Code of Ethics in every respect. Such report must immediately be delivered to the Chief Compliance Officer no later than 10 calendar days after commencement of employment.

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Acknowledgement of Amendments

Employees will be provided with any amendments to the Code of Ethics and will submit a written acknowledgement that they have received, read, and understood the amendments to the Code of Ethics. Such acknowledgment should be delivered to the Chief Compliance Officer.

Annual Holdings Report and Certification

Each employee will be required to verify information regarding current security holdings and other private investment holdings where they have beneficial ownership and will certify on annual basis in writing, on the “Annual Securities Holdings Report and Certification” attached as Appendix B, that they have read, understood, and complied with the Code of Ethics. Such report should immediately be delivered to the Chief Compliance Officer no later than 30 days after the calendar year-end. In addition, the report will include a representation that such employee has provided all of the reports required by the Code of Ethics and has not engaged in any prohibited conduct. If the employee is unable to make such a representation, Good Hill will require such employee to self-report any violations.

3.5	Quarterly Securities Transactions Report

Employees are required to instruct their broker-dealers to send to Good Hill duplicate broker-dealer trade confirmations and account statements which must be received by the Chief Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the “Quarterly Securities Transactions Report” attached as Appendix D. Employees are reminded that they must also report transactions by members of their immediate family including spouse, children and other members of the household in accounts over which the employee has direct or indirect influence or control. If an employee has arranged to have brokerage account statements delivered to the Chief Compliance Officer, then the Quarterly Securities Transaction Reports are not required.

Duplicate Copies

A form “Sample Brokerage Letter” is attached as Appendix E. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular employee, such employee may complete and send a brokerage letter to each bank, broker or dealer maintaining an account on behalf of the employee.

Exceptions from Reporting Requirement

Employees are not required to submit a transaction report with respect to the following transactions:

•	Transactions effected pursuant to an automatic investment plan.

•	Open-end mutual funds transactions as part of an account held at a mutual fund company where the employee does not have the ability to execute other types of securities transactions in the account.

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•	401K plan accounts where such accounts are limited to selected investments in open-end mutual funds sponsored by the 401K plan provider.

•	Transactions held with third parties such as an investment manager (third party discretionary managed accounts) where discretion is legally granted to the third party.

•	Any personal brokerage account where the employee has no direct or indirect influence or control.

3.6	Temporary Employees, Interns and Consultants

Temporary employees, interns, consultants and/or other similar persons (“Outside Persons”) hired to provide services to Good Hill may also be deemed as a Supervised Person and Access Person depending on the role of the Outside Person. All Outside Persons deemed as a Supervised Person, but not an Access Person, must submit Appendix A and certify to the Code of Ethics but are not required to report and provide personal security holdings and transaction reports. All Outside Persons who are deemed as Access Persons must submit Appendix A, certify to the Code of Ethics and report all personal securities holdings and transactions. All such Outside Persons should be communicated to the Chief Compliance Officer who will determine, in consultation with Good Hill’s Chief Operating Officer, whether such Outside Persons are Supervised and/or Access Persons.

3.7	Confidentiality of Reports

Transactions and holdings reports of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code of Ethics or to comply with requests for information from government agencies.

4.	PERSONAL SECURITIES TRANSACTION POLICIES

Employees may not purchase or sell any security unless the transaction occurs in an Exempt Security (as defined below) or the employee has complied with the Personal Securities Transaction Policy set forth below.

4.1	Personal Trading Policy

Personal trading should not conflict with the securities traded by clients, distract an employee’s responsibilities or in any way compromise the interests of the company or its clients. All employees are subject to these policies regardless of the purpose of their personal trading account and violations of these policies could subject employees to breaking trades by selling or closing out a security position at the risk of a monetary loss or disgorgement of profits on any personal trade to a charitable organization of his/her choice. In addition, whenever a personal trade is unclear in relation to these policies, employees are encouraged to consult with the Chief Operating Officer or the Chief Compliance Officer prior to executing the personal trade.

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Generally, employees are prohibited from the following activities when conducting personal trades:

•	Trading the same securities as positioned in client Funds and accounts. Any evidence of front running, piggybacking or trading based on the trading patterns and historical trades of any client trading could be grounds for dismissal.

•	Communicating to others confidential information concerning Good Hill and its clients or other material, non-public information where both federal law and Good Hill’s policy prohibit employees from trading on the basis of material, non-public information. If an employee receives information or recommendations from a broker, bank, corporate employee or other source and has any doubt whether such information could be material, non-public information, the employee must immediately convey such information to the Chief Compliance Officer and the Chief Operating Officer and not act on the information or disclose it to anyone before receiving prior approval from the Chief Operating Officer.

•	Conducting excessive trading that could conflict with the securities traded by clients, distract an employee’s job responsibilities and/or create the appearance that could compromise Good Hill and its employee’s fiduciary duty to clients.

4.2	Pre-Clearance Procedures

With the exception of the exempt securities and investments as described in this policy, Good Hill’s employees must obtain written clearance for personal securities transactions before completing the transaction. Employees must complete and deliver to the Chief Operating Officer Good Hill’s “Trade Authorization Request Form” attached as Appendix G or may request authorization via email. In either case, Good Hill shall maintain the authorization forms.

Once pre-clearance is granted by the Chief Operating Officer, the pre-clearance approval is valid only for the day on which the approval is granted except that if the approval is granted after 3 p.m., the approval extends to 12:00 p.m. the following day (provided the following day is a business day). Unless otherwise noted, no pre-clearance is required for transactions of the following exempt securities.

•	Securities that is exempt from the personal holdings reporting requirements (Section 3.2 of this Code of Ethics).

•	Exchange Traded Funds (ETFs) – investment and index funds that trade on an exchange.

•	All equity stocks and options related securities.

•	Commodities and futures.

Employees may, if eligible to do so, invest in hedge funds run by others, but such investment remains subject to pre-clearance and all of the policies and procedures in this Code of Ethics and the Compliance Manual.

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4.3	Pre-Clearance of Limited Offerings and Initial Public Offerings[5]

No employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering (“IPO”) without first obtaining prior approval of the Chief Compliance Officer or his designee in order to preclude any possibility of the employee profiting improperly from his position with Good Hill. The Chief Compliance Officer or his designee shall (1) obtain from the employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a client); and (2) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer or his designee and the reasons supporting those decisions shall be kept as required in the Record Keeping section of this Policy. Employees are required to submit a “Limited Offering & IPO Request and Reporting Form” attached as Appendix C to the Chief Compliance Officer prior to such investments.

4.4	Restricted and Watch Securities List

The inclusion of securities on the Restricted and Watch List are triggered by the following events:

•	Where an employee receives material non-public information about a company that has issued publicly traded securities (a “Public Company”).

•	Where Good Hill clients or employees are restricted from trading securities or funds due to sub-advisory relationships to investment companies.

•	Where Good Hill clients or employees may receive material non-public information about a Public Company due to a confidentiality agreement.

•	Other similar events as deemed by the Chief Operating Officer with the assistance of the Chief Compliance Officer, if necessary.

As determined by the Chief Operating Officer, issuers of a Public Company may be added to the Watch List where Good Hill has a business relationship with the third party (broker dealers and others) and a Good Hill employee could obtain MNPI from the third party.

Generally, no trading of public securities will be permitted by any employee in a Public Company on the Restricted Securities List, including but not limited to, trading in an employee’s personal account or on behalf of a client’s account. Investment professionals should consider the

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The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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fact that they will be restricted from trading the public securities of a Public Company for which any employee has received non-public information when evaluating any potential hedging strategies for private positions. Trading in securities on the Restricted Securities List may be permitted by the Chief Compliance Officer if it is determined that no employee is currently in possession of any material non-public information. Additionally, client or personal trading of the Public Company on the Watch List requires pre-clearance by the Chief Compliance Officer. The pre-clearance of the Public Company will be evidenced by an e-mail from the employee to the Chief Operating Officer and the Chief Compliance Officer.

Newly deemed employees who have reported personal holdings prior to the person becoming an employee or Access Person of Good Hill and existing employees and clients may be unable to liquidate personal or client holdings of securities that are subsequently added to the Restricted and Watch Securities List.

Employees will be responsible for contacting the Chief Operating Officer or the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a Public Company. Additionally, situations may arise where Good Hill may obtain material non-public information about a Company or as a result of a relationship with a third party and such Public Company will be added to the Watch List.

All confidentiality agreements are to be approved by a Principal Officer who is also a licensed attorney. A copy of the executed confidentiality agreement must be provided to the Chief Compliance Officer for review and determination on whether any Public Company needs to be placed on the Restricted List. Once an authorized signatory for Good Hill has signed a confidentiality agreement for the purpose of receiving nonpublic information about a Public Company, Good Hill may be deemed to have already received such information, and the company will automatically be placed on the Restricted Securities List. Employees are responsible for notifying the Chief Compliance Officer of any other circumstances in which they should be restricted pursuant to this Code of Ethics.

All employees, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a Public Company that has been received by any other employee. All employees have access to the Restricted and Watch Securities List and are responsible to review the Restricted and Watch Securities List prior to conducting any personal trading.

The Chief Compliance Officer or his designee will periodically review personal trading against the Restricted and Watch Securities List. In the event that a violation is detected, Good Hill has the right to require the employee to immediately “break” the trade (sell the security or close out the position from employee’s brokerage account) and subject the employee to accepting losses on the trade or disgorgement of profits to a charity organization as selected by the employee. Trades affected for clients will be reviewed on a case-by-case basis to determine what remedies are needed to comply with this policy.

The Chief Operating Officer, with the assistance of the Chief Compliance Officer, if necessary, will be responsible to monitor each Public Company on the Restricted and Watch Securities List for the purposes of adding or deleting Public Companies from the Restricted and

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Watch Securities List. The Chief Operating Officer will immediately communicate such changes to the Chief Compliance Officer. Additionally, a Public Company can only be added or removed from the Restricted and Watch Securities List by the Chief Compliance Officer who will issue an updated version of the Restricted and Watch Securities List to all employees.

5.	ADMINISTRATION AND ENFORCEMENT OF THE CODE OF ETHICS

5.1	Training and Education

The Chief Compliance Officer is responsible for training and educating all Supervised Persons about this Code of Ethics. Training regarding the Code of Ethics will occur, at a minimum, on an annual basis. All Supervised Persons are required to attend the training sessions, read any applicable materials and sign-off on an attendance sheet.

5.2	Compliance Reviews

Good Hill will maintain all hard copy and electronic records in regards to this policy. The Chief Compliance Officer monitors personal trading, minimally, on a quarterly basis to identify potential conflicts of interests, the appearance of conflicts and for violations to the Code of Ethics. The Chief Compliance Officer conducts such reviews for personal trade violations, failure to pre-clear trades for limited offerings and initial public offerings, excessive trading and patterns of inappropriate trading. If an employee’s pattern of trading indicates that the employee is taking too much risk, devoting excessive time to personal trading (as determined by Good Hill’s Principal Officers6) or doing anything that might be detrimental to Good Hill, even if a specific policy is not broken, Good Hill reserves the right to take appropriate action, including to insist that the employee’s reportable account be closed.

If Good Hill discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Chief Compliance Officer and Good Hill’s Principal Officers to review the facts surrounding the transactions. This meeting shall help Good Hill to determine the appropriate course of action.

The Chief Compliance Officer will review the adequacy of the Code of Ethics and the effectiveness of its implementation at least annually and make recommendations for updating the Code of Ethics as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer will provide a written report as part of the Rule 206(4)-7 Annual Review Report summarizing:

•	Compliance with the Code of Ethics for the period under review;

•	Violations of the Code of Ethics for the period under review;

•	Sanctions imposed under the Code of Ethics during the period under review; and

•	Changes in policies and procedures recommended for the Code of Ethics.

[6]	Good Hill’s “Principal Officers” are Franklin Collins and Brant Brooks. References to the “Principal Officers” will mean Franklin Collins, Brant Brooks or their designee(s).

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5.3	Remedial Actions

Good Hill takes the potential for conflicts of interest caused by personal investing very seriously. Employees should be aware that Good Hill reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

5.4	Reporting of Violations

Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code of Ethics to the Chief Compliance Officer and must cooperate in any investigation relating to possible breaches of the Code of Ethics. Supervised Persons are encouraged to seek advice from the Chief Compliance Officer and all relevant Principal Officers with respect to any action or transaction which may violate this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons required under this Code of Ethics includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of Good Hill’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients; and (v) deviations from required controls and procedures that safeguard clients and Good Hill. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

6.	INSIDER TRADING

Good Hill has adopted the “Policies and Procedures to Detect and Prevent Insider Trading” attached as Appendix F. All Supervised Persons are required by this Code of Ethics to read and familiarize themselves with their responsibilities under the Insider Trading Policies. All Supervised Persons shall also certify initially once the person has become a Supervised Person and at the end of each calendar year that they have read and understood this Code of Ethics which includes the Insider Trading Policies, and that they have complied with the requirements thereof. The Chief Compliance Officer shall maintain a copy of each executed acknowledgment.

7.	FCPA PREVENTION OF BRIBERY

Good Hill and its Supervised Persons are required to comply with all applicable anti-bribery laws, regulations and guidelines issued by the government and/or self-regulatory organizations in the countries in which it operates or invests, including the Foreign Corrupt Practices Act of 1977 ( the “FCPA”). A violation of the FCPA occurs when a payment is made to a non-U.S. government official while “knowing” that the payment will be used to unlawfully get or keep business or direct business to anyone else. Under the FCPA, “knowing” includes situations where the circumstances make it fairly obvious that an illegal payment will occur, even if the applicable person did not actually know the payment would be made. Likewise, many countries in which Good Hill operates or invests are signatories to the Organization of Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions. Good Hill prohibits any of its Supervised Persons from making any corrupt payment to improperly obtain or retain business anywhere in the world.

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8.	RECORD KEEPING

Copies of all Supervised Persons’ brokerage account statements for all reportable brokerage accounts must be maintained on file and readily available upon request. In addition to account statements, the following records will also be kept on file:

•	A copy of all Codes of Ethics in effect within the past five years.

•	Original reports, records or markings of all violations of the Code of Ethics.

•	Copies of all initial, annual and quarterly reports made by Supervised Persons.

•	A copy of all written acknowledgments for all persons who currently are, or within the past five years were, Supervised Persons, certifying receipt of the Compliance Manual and the Code of Ethics.

•	A record of the names of persons who currently are, or within the past five years were, Supervised Persons.

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Appendix A

INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Report of                      (Please print your full name) Date:

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Ownership (not including Exempted Securities such as bank certificates of deposit, open-end mutual fund shares, and Treasury obligations (T-bills notes and bonds) as defined in the Code of Ethics). The “Brokerage Accounts” and “List Any Holdings that are not held in Brokerage Accounts” sections need to be completed by all employees and only those Outside Persons who are deemed as Access Persons.

BROKERAGE ACCOUNTS

Name of Account Holder	Account Number	Brokerage Firm	Date Account Opened	Duplicate Copies of statements sent to CCO? (Yes or No)*

Note: You may submit hardcopies of brokerage statements and trade confirmations starting from the month the employee became a Supervised Person. In lieu of providing hardcopies on an ongoing basis, the Supervised Person must contact their brokerage firm and ensure that the Chief Compliance Officer or his designee is electronically designated as an interested party to all trade confirmations and brokerage statements.

LIST ANY HOLDINGS THAT ARE NOT HELD IN THE BROKERAGE ACCOUNTS LISTED ABOVE

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

As a Supervised and Access Person, I hereby certify that the securities and accounts listed above are the only securities and accounts in which I have a direct or indirect Beneficial Ownership or Beneficial Interest. As a Supervised Person, I hereby certify that I have read and understand the attached Code of Ethics. I further certify that I am subject to the Code of Ethics, will comply with its requirements in every respect and will not engage in conduct prohibited by the Code of Ethics. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code of Ethics has occurred. I understand that any failure to comply in all aspects may lead to sanctions including dismissal.

Signature:	Print Name:

Received By:	Reviewed By:

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Appendix B

ANNUAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Report of                     (Please print your full name) Date:

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Ownership (not including Exempted Securities such as bank certificates of deposit, open-end mutual fund shares, and Treasury obligations (T-bills notes and bonds) as defined in the Code of Ethics). The “Brokerage Accounts” and “List Any Holdings that are not held in Brokerage Accounts” sections need to be completed by all employees and only those Outside Persons who are deemed as Access Persons.

BROKERAGE ACCOUNTS

Name of Account Holder	Account Number	Brokerage Firm	Date Account Opened	Duplicate Copies of statements sent to CCO? (Yes or No)*

Note: If not currently being received by the Chief Compliance Officer, you may submit hardcopies of brokerage statements and trade confirmations. In lieu of providing hardcopies on an ongoing basis, the Supervised Person may contact their brokerage firm and ensure that the Chief Compliance Officer or his designee is electronically designated as an interested party to all trade confirmations and brokerage statements.

LIST ANY HOLDINGS THAT ARE NOT HELD IN THE BROKERAGE ACCOUNTS LISTED ABOVE

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

As a Supervised Person, I hereby certify to the following: (1) I have received a copy of the Code of Ethics and have read the Code of Ethics and understand its requirements. (2) I have complied with the Code of Ethics at all times during the previous calendar year and will comply with the Code of Ethics during the current calendar year. As a Supervised and Access Person, I have, during the previous calendar year, (1) disclosed and confirmed all holdings and transactions required to be disclosed or confirmed pursuant to the Code of Ethics. (2) I have, during the previous calendar year, disclosed and confirmed all accounts in which I have a beneficial interest, including any and all accounts over which I exercise trading discretion.

Signature:	Print Name:

Received By:	Reviewed By:

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Appendix C

LIMITED OFFERING & IPO REQUEST AND REPORTING FORM

Name of Issuer:

Type of Security:

Public Offering Date:
(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as a Good Hill employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of a Good Hill client; and

3.	To the best of my knowledge, no Good Hill clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read Good Hill’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. I understand Good Hill reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:                      Signature:

Print Name:

Internal Use Only Approved Not Approved Person Approving Reasons Supporting Decision to Approve/Not Approve

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Appendix D

QUARTERLY SECURITIES TRANSACTIONS REPORT

For the Calendar Quarter:                      (1st Qtr, 2nd Qtr, 3rd Qtr or 4th Qtr 20        )

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Good Hill’s Code of Ethics. If an employee has arranged to have brokerage statements delivered directly (or have delivered) brokerage statements to the Chief Compliance Officer for stated quarter, and have reported all their transactions, then this Quarterly Securities Transaction Report is not required.

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:                      Signature:

Print Name:

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Appendix E

SAMPLE BROKERAGE LETTER

<DATE>

<NAME OF CUSTODIAN><ADDRESS>

<CITY, STATE ZIP>

Re: Account No.

Account Name

Dear <NAME>,

Effective immediately and until further notice, please send to the undersigned a duplicate confirmation of each transaction in the above named account and monthly brokerage account statements for the above named account. Our receipt of this documentation is necessary for compliance with the personal trading policies and procedures of Good Hill Partners LP, <EMPLOYEE NAME>’s employer.

Please mail the confirmations and account statements to:

Good Hill Partners LP

Attn: William Hauf, Chief Operating Officer

1599 Post Road East

Westport, CT 06880

If you have any questions or concerns, please feel free to give me a call at (xxx) xxx-xxxx. Thank you for your immediate attention to this matter.

Sincerely,

<Name>

cc:<Name>

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Appendix F

POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

Good Hill’s business may require employees to deal with confidential information. The proper handling of material, non-public information is critical to Good Hill’s integrity. Good Hill’s reputation is a vital asset and even the appearance of the misuse of material, non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of Good Hill and its employees.

Good Hill forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” Good Hill’s policy extends to activities within and outside one’s relationship with Good Hill. Individuals who cease to work for Good Hill must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material, non-public information or communicating material, non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	trading by an insider while in possession of material, non-public information;

•	trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	communicating material, non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all of Good Hill’s employees (“Covered Persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Covered Person is an officer, director or 10% or greater stockholder and partnerships of which the Covered Person is a partner unless the Covered Person has no direct or indirect control over the partnership. If any employee has questions about whom this policy covers, such employee should consult the Chief Compliance Officer.

What Information is Material?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple

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“bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Good Hill employees should direct any questions regarding the materiality of information to the Chief Compliance Officer.

The following is an illustrative list of the type of information that is generally regarded as “material”:

•	information relating to a company’s results and operations;

•	dividend or earnings announcements (dividend changes, earnings results, changes in previously released earnings estimates);

•	write-downs or write-offs of assets;

•	additions to reserves for bad debts or contingent liabilities;

•	expansion or curtailment of company or major division operations;

•	merger and joint venture announcements;

•	new product/service announcements;

•	discovery or research developments;

•	criminal, civil and government investigations and indictments;

•	pending labor disputes;

•	debt service or liquidity problems;

•	bankruptcy or insolvency problems;

•	tender offers, stock repurchase plans, etc.; or

•	recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

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What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Good Hill’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes That He Possesses Material, Non-Public Information

Good Hill has established the following procedures to help each employee avoid insider trading and to aid Good Hill in preventing, detecting and imposing sanctions against insider trading. Each employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any employee has questions about these procedures, such employee should consult the Chief Compliance Officer.

If an employee has questions as to whether he is in possession of material, non-public information, the employee must inform the Chief Compliance Officer as soon as possible. From this point, the employee, the Chief Compliance Officer and Good Hill’s principal officers will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

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Given the severe penalties imposed on individuals and firms engaging in insider trading, a Good Hill employee:

•	shall not trade the securities of any company in which he is deemed an insider who may possess material, non-public information about the company;

•	shall not trade the securities of any company except in accordance with Good Hill’s Personal Securities Transaction Policy and the securities laws;

•	shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;

•	shall not discuss any potentially material, non-public information with colleagues, except as specifically required by his position;

•	shall immediately report the potential receipt of non-public information to the Chief Compliance Officer and Good Hill’s principal officers; and

•	shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and Good Hill’s principal officers inform the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Good Hill may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Good Hill can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material, non-public information.

As an outside board member or officer, an employee may come into possession of material, non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Good Hill and the outside organization and that the employee not communicate such information to other Good Hill employees in violation of the information barrier.

Similarly, Good Hill may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire Good Hill.

Good Hill employees are prohibited from engaging in such outside activities without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

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Appendix G

TRADE AUTHORIZATION REQUEST FORM

REQUESTED BY:                                                                              DATE OF REQUEST:                         *

Background Information

Security Name /Symbol:	/

Proposed Trade:	Buy	Sell	Short

Number of Shares/Principal:

Is this a “New Issue”?	Yes	No

Brokerage Firm/Account No.:	/

Additional Questions (Please Initial)

Does any Good Hill client currently hold a position of any kind in this issuer?	Yes No

Do you, or to your knowledge upon due inquiry, does any other person associated with Good Hill possess material, non-public information regarding the security or the issuer of the security?	Yes No

To your knowledge upon due inquiry, are there any outstanding purchase or sell orders forthis security (or any equivalent security) by any Good Hill client?	Yes No

To your knowledge upon due inquiry are the securities (or equivalent securities) beingconsidered for purchase or sale by one or more Good Hill clients?	Yes No

Is the basis for your interest in this transaction derived from any discussions withother Good Hill personnel?	Yes No

*            *             *

I believe that the proposed trade fully complies with the requirements of Good Hill’s personal trading policy. I understand that Good Hill reserves the right to direct me to rescind a trade even if approval is granted.

Employee
	PRINT NAME	SIGNATURE	DATE

*            *             *

                                                 Approved                             Rejected

Comp. Officer Signature

PRINT NAME:                                                     DATE:                                     TIME:

*	The pre-clearance approval is valid only for the day in which the approval is granted, except that if the approval is granted after 3 p.m. the approval is valid until 12:00 p.m. the following day (provided the following day is a business day).

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